Exhibit 4.2

STOCK PURCHASE AGREEMENT
FOR
Redtone Asia Inc.

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the day of March 22, 2023 by and among Chongyi Yang (the "Seller"), and Global Asset Operation Group Co., Limited (the "Purchaser"). The Seller, and the Purchaser are sometimes referred to as the Party and collectively as the "Parties".

RECITALS

WHEREAS, Seller owns a total of 1,700,000 shares of Convertible Series A Preferred Stock in Redtone Asia Inc., a Nevada corporation ("RTAS", the "Company") and wishes to sell 105,000 of such shares (the "Shares").

The Shares will be issued as follows:

- 105,000 Shares in the name of Global Asset Operation Group Co., Limited

WHEREAS, the Purchaser wishes to purchase all of the Shares for a total purchase price of $30,000 USD (the "Purchase Price").

WHEREAS, the Seller proposes to sell the Shares to the Purchaser on the terms set forth herein and Purchaser wishes to purchase the Shares from the Seller on the terms set forth herein;

IN CONSIDERATION of the promises, representations, warranties, and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. PURCHASE AND SALE AND CLOSING

1.1 Conditions to Closing. It is agreed that all the funds consisting of $30,000 of the Purchase Price shall be remitted to the Seller and Shares shall be remitted to Purchaser upon closing. See Exhibit A for wire instructions.

1.2 Termination. In the event the sale and purchase of all the Shares pursuant to this Agreement is not completed on or before Jun. 30, 2023, this Agreement shall terminate.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1 The Seller warrants, covenants, and represents to the Purchaser with the intention of inducing the Purchaser to enter into this Agreement that:

(a) The Seller represents and warrants that the Shares being sold pursuant to this Agreement represent all of the shares of RTAS Preferred Stock owned by the Seller.

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Chongyi Yang

(b) Immediately prior to and at the Closing, the Seller has the legal right and authority to sell the Shares to the Purchaser and on the Closing Date and Seller shall transfer the Shares to the Purchaser free and clear of liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Shares to Buyer. No person has any preemptive rights or rights of first refusal with respect to any of the Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Shares.

(c) The Shares are not subject to any lien arising in connection with any failure or alleged failure to pay tax. There is no pending, threatened, or proposed audits, assessments or claims from any tax authority for deficiencies, penalties, or interest with respect to Seller that would affect the Shares.

(d) Seller shall provide Buyer with true and accurate copies of all corporate books and records relating to the Company in Seller's possession or control. Seller does not have any actual knowledge of any liability or obligation of the Company other than is reflected in said books and records.

(e) The Seller represents and warrants that Seller has made no agreements involving any fees of any type that relate to this Agreement and that would involve the Buyer, including but not limited to broker's fee, finder's fees or any similar compensation arrangement.

(f) To the knowledge of the Seller, (i) there is no claim, legal action, suit, arbitration, investigation or hearing, notice of claims or other legal, administrative or governmental proceedings pending or, to the knowledge of the Seller, threatened against the Seller or the Company; and (ii) there is no continuing order, injunction, or decree of any court, arbitrator, or governmental or administrative authority to which the Seller or the Company is a party or to which it or any of its assets is subject.

(g) The Seller has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Seller hereunder and to consummate the transactions contemplated hereby and this Agreement has been validly executed by the Seller.

(h) The Seller, during the past ninety (90) days, has been a ten percent (10%) or greater shareholder or an "affiliate" of RTAS, as that term is defined in Rule 144 promulgated under the United States Securities Act of 1933, as amended (the "Securities Act").

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chong yi yang

(i) To the best of Seller' knowledge, information and belief, there are no circumstances that may result in any material adverse effect to RTAS or the value of the Shares that are now in existence or may hereafter arise.

(j) The Seller agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1 The Purchaser represents and warrants to the Seller with the intention of inducing the Seller to enter into this Agreement that:

(a) The Purchaser as the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated and this Agreement has been validly executed by the Purchaser.

(b) The Purchaser is acquiring the Shares as principal for the Purchaser's own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Shares.

4. MISCELLANEOUS

4.1 The parties hereto acknowledge that they have obtained independent legal advice with respect to this Agreement and acknowledge that they fully understand the provisions of this Agreement.

4.2 Unless otherwise provided, all dollar amounts referred to in this Agreement are in United States Dollars.

4.3 There are no representations, warranties, collateral agreements, or conditions concerning the subject matter of this Agreement except as herein specified.

4.4 The notice addresses of the Parties hereto are as follows:

Seller: Chongyi Yang
Room 1607, No. 1038, West Nanjing Road, Shanghai, China

Purchaser: Global Asset Operation Group Co., Limited
Room 2408, Block B, Sunshine Science and Technology Park, Nanshan District, Shenzhen

4.5 Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Nevada located in Clark County, Nevada, and each of the parties consents to the

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Chongyi Yang

jurisdiction ur such courts (nnd uf lhc appropriate nppcllatc courts) in any such action or proCl"C<ling 111,tl waives nny ohjcctinn to venue luid therein. Process in :my net ion or proceeding rdcm:d to in the preceding scrucncc may he served un any party onywltcrc in the \ \ Orld. 6. The representations and wnrra111ics of the parties contained in this Agreement shall sun·i \ 'c the closing of 1hc purchase and s.1lc of the Shares and shall continue in full force and cfTect for a period of one year. 7. This Agreement may be executed in sevcrnl counterparts , each of which will he deemed lo be an original and all of which will together constilutc one and lhc same instrument. 8. Delivery of an executed copy of this Agreement by elcclronic , facsimile transmission or other means of electronic communication cap:thlc of producing a prinh:d copy will be deemed to he execution and delivery of this Agreemcnl as of the date set forth on page one of this Agreement. (Signat11rc: p11g,• to folluw.J 4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of date written below.

"SELLER"

Chongyi Yang

Name: Chongyi Yang
Date: May 22, 2023

"PURCHASER"

For and on behalf of
Global Asset Operation Group Co., Limited
全球資產運營集團有限公司

Name: Global Asset Operation Group Co., Limited
Date: May 22, 2023

Authorized Signature(s)

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